Exhibit 99.1

Evofem Reports Positive Financial Results for Second Quarter of 2025, Provides Business Update

— Increased Net Sales and Improved Loss from Operations in Q2 2025 vs. Prior Year Quarter —

— Evofem Advances Plans for Special Meeting of Stockholders

to Approve the A&R Merger Agreement and Become a Wholly-owned Subsidiary of Aditxt —

SAN DIEGO, CA, August 14, 2025 — Women’s health innovator Evofem Biosciences, Inc. (Evofem or the Company) (OTCID: EVFM), today announced financial results for the three- and six-month periods ended June 30, 2025 and provided a business update. Notable developments since April 1st include:

●	Delivered $4.8 million in net sales of in the second quarter of 2025 compared to $4.2 million in the prior year quarter.

●	Improved loss from operations to $1.3 million compared to $1.4 million in the prior year quarter.

●	Advanced strategies to reduce manufacturing costs by approximately 50% for both PHEXXI and SOLOSEC, which are designed to increase per-unit profit and facilitate entry into price-sensitive global markets.

●	PHEXXI® (lactic acid, citric acid, and potassium bitartrate) vaginal gel was submitted for marketing approval in the United Arab Emirates (UAE) by licensee Pharma 1 Drug Store.

●	SOLOSEC® (secnidazole) 2g oral granules is on track to be submitted for marketing approval in the UAE in the third quarter of 2025 under the License and Supply Agreement we inked in June 2025 with Pharma 1. Licensed Territory covers six countries in the Middle East with potential to expand into 15 other MENA countries.

●	PHEXXI grabbed the national spotlight with a viral TikTok that captured over 7 million views and 24,000+ comments with featured coverage by BuzzFeed, MSN and Scary Mommy, one of the most influential platforms for millennial moms.

●	Patient recruitment is underway in an investigator-led, NIH-funded Phase 4 clinical trial evaluating the effectiveness and cost-effectiveness of SOLOSEC® (single-dose, one time) versus metronidazole (twice daily for seven days) for the treatment of Trichomonas vaginalis in men and women. Study investigators hypothesize that the rate of repeat infections with T. vaginalis will be 1.75 lower in the SOLOSEC arm versus the multi-dose oral metronidazole arm and that single-dose SOLOSEC will have higher initial cost but will be more cost effective compared to multi-dose metronidazole, largely due to lower breakthrough rates of infection. [1]

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●	Data from an investigator-led study of SOLOSEC for recurrent bacterial vaginosis (BV) presented at the 2025 American College of Obstetricians and Gynecologists (ACOG) Annual Clinical and Scientific Meeting demonstrated that SOLOSEC, dosed once-weekly, effectively suppressed recurrence of BV with recurrence rates equivalent to and possibly better than published study outcomes of current CDC-recommended suppressive treatments. [2]

●	Evofem declared August “Say Vagina Month” with the goal to end the shame and censorship surrounding vaginal health and to advocate for medically accurate, empowering language in healthcare to provide parity with descriptions of male anatomy. This bold public campaign is generating strong engagement across social media, and unique visits to Phexxi.com increased 250% during its first full week.

●	Saundra Pelletier, Evofem’s CEO, received the Trailblazing Female Founders Award at the 2025 STIMULATE Conference, the premier U.S. sexual wellness industry event.

“As expected, our net sales rebounded in the second quarter, and were 16% higher than the same quarter last year,” said Ms. Pelletier, CEO of Evofem Biosciences. “Based on highly favorable leading indicators, we expect our edgy, provocative Q3 social media initiatives and the great press coverage we have garnered will translate to increased awareness, conversion, and sales of PHEXXI in Q3 and beyond. Kudos to our incredibly talented and nimble team, which continues to deliver despite ongoing fiscal austerity measures.”

Second Quarter Financial Results

For the three months ended June 30, 2025, net sales were $4.8 million compared to $4.2 million in the prior year period. The increase reflects the addition of SOLOSEC in the current year, the PHEXXI wholesale average cost (WAC) increase that took effect on January 1, 2025, and continued improvements to the gross to net percentage.

Total operating expenses were $6.1 million in the second quarter of 2025, versus $5.5 million in the prior year period.

●	As compared to the prior year period, selling and marketing expense increased by $0.4 million primarily related to the payment of the Prescription Drug User Fee Act (PDUFA) fee for SOLOSEC, which is ratably amortized over the year, and R&D expense increased by $0.5 million related to SOLOSEC, which was acquired in the third quarter of 2024. These increases were partially offset by a decrease of $0.4 million in general and administrative expenses.

●	$0.1 million of non-cash amortization expense related to the SOLOSEC acquisition was recorded in the second quarter of 2025. There was no comparable amortization in the prior year period. The amount of this amortization expense will adjust each quarter along with the fair value adjustment.

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As a result, Evofem improved its loss from operations to $1.3 million, compared to $1.4 million in the prior year quarter.

Net loss attributable to common stockholders was $1.8 million in the second quarter of 2025, versus a net income of $1.3 million reported in the second quarter of 2024. This equates to net loss of $(0.02) per basic and fully diluted share for the second quarter of 2025, versus a net income of $0.02 per basic and $(0.00) per diluted share for the second quarter of 2024.

Liquidity

In April and June 2025, Evofem raised $2.4 million in net proceeds from the sale of senior subordinated notes and warrants to Aditxt, Inc. (Nasdaq: ADTX), under the Fifth Amendment to the Amended and Restated Merger Agreement, as amended (the A&R Merger Agreement). Evofem is advancing plans for a Special Meeting of Stockholders to approve the A&R Merger Agreement. Assuming approval and the satisfaction of all closing conditions, Evofem will become at close a wholly-owned subsidiary of Aditxt.

The Company had cash, cash equivalents and restricted cash of $0.7 million as of June 30, 2025 and December 31, 2024.

About Evofem

Evofem Biosciences is commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company generates revenue from the sale of two FDA-approved products.

●	PHEXXI® (lactic acid, citric acid, and potassium bitartrate) is the first and only hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex.

●	SOLOSEC® (secnidazole) 2 g oral granules is an FDA-approved oral antibiotic for the treatment of two sexual health diseases: bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older, and trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose.

Evofem’s commercial team relaunched SOLOSEC in November 2024, and promotes the product alongside PHEXXI to OB/GYNs in the U.S. The Company is entering global markets through strategic partnerships, including license agreements with emerging Emirati company Pharma 1 Drug Store LLC under which PHEXXI and SOLOSEC are expected to launch in the UAE in 2026.

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Under the A&R Merger Agreement between the Company, Aditxt, Inc. and Adifem, Inc., a wholly owned subsidiary of Aditxt, Adifem will merge with and into the Company, with Evofem surviving as a wholly owned subsidiary of Aditxt. Evofem filed a preliminary proxy on July 24, 2025 regarding its planned Special Meeting of Stockholders at which stockholders of record may vote on a proposal to approve the transactions contemplated under the A&R Merger Agreement. A definitive proxy filing is expected in a few weeks.

PHEXXI® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

Sources

1. National Institute of Allergy & Infectious Diseases (NIAID) of the National Institutes of Health. Award number R01AI183266: Refining Trichomonas vaginalis treatment in women and men.

2. Neal, Chemen M. MD; Haas, David M. MD; Peipert, Jeffrey F. MD, PhD; Ogunmuko, Oluwakemi H. DO. Once-Weekly Secnidazole Granules for the Treatment of Recurrent Bacterial Vaginosis [ID 775]. Obstetrics & Gynecology 145(6S):p 12S, June 2025. | DOI: 10.1097/AOG.0000000000005916.038

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include but are not limited to the expected impact of Evofem’s social media initiatives and press coverage, anticipated timing of approvals and launches of PHEXXI and SOLSOEC in the UAE, and anticipated timing of the definitive proxy filing regarding the planned Special Meeting of Stockholders. The closing of the transactions with Evofem, Aditxt and Adifem, Inc., contemplated by the A&R Merger Agreement are subject to several conditions including, but not limited to, 1) approval of the transactions by a majority of the combined voting power of Evofem’s E-1 and Common Stock, voting together as a single class, at a meeting where quorum is present, and 2) Aditxt raising sufficient capital to fund its closing obligations, notably a cash payment of approximately $15 million required to satisfy Evofem’s senior secured noteholder. Should Aditxt fail to secure these funds, Evofem’s senior secured noteholder is expected to seek to prevent the closing of the merger. No assurance can be provided that all of the conditions to closing will be obtained or satisfied or that the transaction will ultimately close. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 24, 2025, amended on March 28, 2025, Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

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No Offer or Solicitation

This release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transactions under the A&R Merger Agreement. This release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

Connect with Us

Join the Dialogue

LinkedIn	@evofem + @saundrapelletier
TikTok	@phexxi + @saundrapelletier
Instagram	@evofem, @phexxi + @saundrapelletier
X	@evofem + @SaundraCEO
Facebook	@evofem + @phexxi

Media

media@evofem.com

Investors and Potential Partners

Amy Raskopf, Chief Business Development Officer

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

Financial tables follow

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EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	As of
	June 30, 2025	December 31, 2024
Cash and cash equivalents	$-	$-
Restricted cash	$748	$741
Trade accounts receivable, net	$4,934	$9,832
Total current liabilities	$73,893	$80,448
Total stockholders’ deficit	$(69,616)	$(71,257)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$14,382	$23,789

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EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Product sales, net	$4,825	$4,160	$5,670	$7,763

Operating Expenses:
Cost of goods sold	755	769	1,120	1,453
Amortization of intangible asset	107	-	330	-
Research and development	746	270	(4,289)	864
Selling and marketing	2,625	2,243	5,225	4,588
General and administrative	1,843	2,267	4,208	5,091
Total operating expenses	6,076	5,549	6,594	11,996
Loss from operations	(1,251)	(1,389)	(924)	(4,233)
Other income (expense):
Interest income	2	6	10	10
Other expense, net	(662)	(558)	(1,262)	(1,174)
Loss on issuance of financial instruments	-	(25)	-	(3,300)
Gain on debt extinguishment, net	-	-	-	1,120
Change in fair value of financial instruments	134	3,325	1,355	4,127
Total other income (expense), net	(526)	2,748	103	783
Income (loss) before income tax	(1,777)	1,359	(821)	(3,450)
Income tax expense	(7)	(8)	(7)	(8)
Net income (loss)	(1,784)	1,351	(828)	(3,458)
Convertible preferred stock deemed dividends	(1)	(47)	(4)	(94)
Net income (loss) attributable to common stockholders	$(1,785)	$1,304	$(832)	$(3,552)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$0.02	$(0.01)	$(0.07)
Diluted	$(0.02)	$(0.00)	$(0.01)	$(0.07)
Weighted-average shares used to compute net income (loss) per share attributable to common shareholders:
Basic	115,686,024	66,773,313	114,527,625	48,983,853
Diluted	115,686,024	1,613,722,212	114,527,625	48,983,853

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